Exhibit (11)(b)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechart.com

October 19, 2022

Barings BDC, Inc.
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202

Re:	REGISTRATION STATEMENT ON FORM N-14

Ladies and Gentlemen:

We have acted as counsel to Barings BDC, Inc., a Maryland corporation (the “Company”) in connection with the Company’s offer (the “Exchange Offer”) to exchange $350,000,000 aggregate principal amount of its 3.300% Notes due 2026 (the “New Notes”) for any and all of its outstanding 3.300% Notes due 2026 (the “Old Notes”) pursuant to a registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Exchange”). The Old Notes were issued, and the New Notes are to be issued, under an Indenture dated as of November 23, 2021 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the first supplemental indenture, dated as of November 23, 2021 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”).

We have examined the Registration Statement (including the form of prospectus contained therein (the “Prospectus”)). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Barings BDC, Inc. October 19, 2022 Page 2

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the statements made in the Prospectus under the caption “Certain Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects and that the Exchange will not be a taxable event.

We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP